Exhibit 99.1

VAIL RESORTS TO CLOSE NORTH AMERICAN RESORTS FOR THE 2019-20 SKI SEASON
The Company will consider reopening Breckenridge, Heavenly and Whistler Blackcomb dependent on the situation with COVID-19 and weather conditions

BROOMFIELD, Colo. - Mar. 17, 2020 - Vail Resorts announced today that all of its North American resorts and retail stores will remain closed for the 2019-20 winter ski season amidst the continued challenges associated with the spread of coronavirus (COVID-19). The decision follows the Company’s previously announced closure of its resorts from Sunday, March 15 through Sunday, March 22. The Company will consider reopening Breckenridge Ski Resort in Colorado, Heavenly Mountain Resort in Lake Tahoe and Whistler Blackcomb in British Columbia in late April/early May, dependent on the situation with COVID-19 as well as weather conditions.

Additionally, the Company’s owned and operated lodging properties will close on Friday, March 20, with final check-ins allowed until 4 p.m. MT today. Epic Mountain Express, the Company’s Colorado transportation service, will run through tomorrow, Wednesday, March 18. Both will remain closed until further notice.

“Our decision to end the season now is evidence of the fast-moving situation involving COVID-19, and it was not an easy one to make as we deeply considered the extended impact it will have on our guests, employees and communities,” said Rob Katz, chairman and chief executive officer of Vail Resorts. “While it is incredibly disappointing for our Company to mark the end of the season so early, we know it is the most responsible path forward.”

Guests can process refunds and credits on pre-purchased lift tickets, lodging, ski and ride school, equipment rentals and more, subject to applicable terms and conditions, using an online form that will be available later today on the Company’s resort websites.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 world-class mountain resorts and urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Media Contact: News@VailResorts.com